EXHIBIT 10.28

Operating Service and Cooperation Agreement

Entered into and signed in Modi'in on 21 February 2016

Between:	Emerald Medical Applications Ltd., Priv. Co. 514410307

1 Emek Ayalon St., Modi'in 7170634

(Hereinafter: "the Company"); Of the first part; and

Between:	Terem - Ichilov Emergency Medical Centers Ltd.

1 Safra Square, Jerusalem, Israel

(Hereinafter: "the Supplier"): Of the second part;

Whereas:	The Company developed an experimental software for mapping moles based on TBP = Total Body Photography, named DermaCompare (hereinafter: "the Software"); and

Whereas:	The Company owns the software and the intellectual property related to the software or holds the rights to use such intellectual property; and

Whereas:	The Company wishes to provide dermatology services through a skin specialist; and

Whereas:	The Company wishes to use the supplier's facilities and services as set forth in the Agreement (hereinafter: "the Service"); and

Whereas:	The Supplier declares that he holds all of the certificates, licenses and permits required for providing the Service;

Thus the parties have agreed, declared and conditioned the following:-

1.	The Supplier will allocate two adjacent rooms to the Company:

A.	One for photography purposes: The Company will equip, adjust and refurbish the photography room, inter alia with equipment lent to the Supplier and held by the Supplier upon his responsibility, such as a camera, shading and removable dedicated lighting, enabling use outside of company operating hours.

B.	The second room - a physician's room, including a treatment bed.

C.	The two rooms will be equipped with a computer connected to the Internet and with hardware attachment capacities.

D.	Outside of the rooms, patients will be offered a comfortable waiting area with chairs and an available restroom.

2.	In addition, the Supplier will provide the following services:

A.	Appointment call center;

B.	Secretarial services;

C.	Collection services:

D.	Medical staff for taking the photographs, trained by the Company. It shall be noted that photographs will begin approximately one hour prior to patient admittance to the doctor, in order to ensure proper practice.

3.	Service Description:

A.	The Company will provide the Supplier with a Total Body Photography system, which shall be installed on Supplier computers and with photography equipment, and it will instruct the Supplier's employees on use of the system and photography.

B.	The patient will set up an appointment through the Supplier's appointment system.

C.	The patient will arrive at the Supplier's clinic at the designated time, will register at the reception desk and pay for the service.

D.	The patient will be photographed by a member of the Supplier's medical staff.

E.	The staff member will upload the photos to the system.

F.	The physician will see the patient.

G.	The patient will be discharged with recommendations for further care/will be sent back for a revised picture or a photo focusing on suspicious areas or targets regarding which the doctor chose to conduct a focused follow up.

4.	Consideration:

A.	The system and equipment will be installed on site at no cost.

B.	The Company shall pay the Supplier a total comprising 15% of patient revenues.

5.	Liability:

The parties hereby agree that:

A.	The doctor on behalf of the Company is fully liable for the medical service thereby provided.

B.	The service that the Supplier provides the Company under this Agreement is the allocation and space and provisions of operating services, and the Supplier shall not be liable for the medical service provided to the customers, notwithstanding the fact that it is an organization involved in the provision of medical services.

C.	The Supplier is liable for any physical or property damage caused to any of the clients due to the service provided by the Supplier and at its facilities.

6.	There shall be no employee employer relations and/or professional relations whatsoever between the Supplier and/or employees thereof and the Company.

7.	This agreement replaces and terminates any prior agreement between the Company and the physician, and the terms and provisions herein shall prevail over any provision or condition appearing in any order, form or other document submitted or to be submitted between the parties regarding this agreement.

8.	This agreement shall enter into force upon being signed by the parties. After six (6) months of work, the parties will meet to decide on extending the engagement for another period that will end within two years of such date (hereinafter - "the Engagement Period"). At the end of the Engagement Period, the agreement shall be extended for one additional year each time, unless one of the parties notified the other of his desire to discontinue this agreement, no later than 30 days prior to the date at which the agreement period would have been renewed.

Each party may terminate the engagement by written notice submitted to the other party thirty (30) days in advance.

9.	Any change to this agreement shall be put in writing by the Company and may cause a change to the terms or scope of this agreement.

/s/: Lior Wayn	/s/:
Position: CEO	Position: Director
Date: 21 February 2016	Date: 21 February 2016

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